Exhibit 99.1

Havertys Reports Results for Third Quarter 2012

ATLANTA, GEORGIA, October 31, 2012 -- HAVERTY FURNITURE COMPANIES, INC. (NYSE: HVT and HVT.A) reports third quarter 2012 operating results of earnings per share of $0.15 compared to $0.01 for the same period of 2011.  The earnings per share for the nine months ended September 30, 2012 is $0.36 compared to a loss of ($0.07) for the same period of 2011.

Clarence H. Smith, chairman, president and chief executive officer, said, “We are pleased with our earnings results and effective leverage of sales growth.  The housing recovery is showing some signs of staying power and we will benefit as it rebounds.  We are well positioned in excellent markets and continue to strengthen our engagement with the middle to upper-middle income customer.”

Financial Highlights

Third Quarter 2012 Compared to Third Quarter 2011

•	Net sales increased 11.1% to $172.7 million. Comparable store sales were up 10.0%.
•	Gross profit margins increased 70 basis points to 52.5% from 51.8% as a percent of sales, slightly ahead of expectations for the quarter.
•
Selling, general and administrative costs as a percent of sales decreased by 250 basis points. The increase in dollars of $4.6 million primarily resulted from variable selling costs such as commissions and third party credit costs which rose with the $17.3 million sales increase.  Non-management and incentive compensation were also higher.

•	A quarterly dividend, reinstated during the second quarter of 2012, of approximately $0.9 million was paid to stockholders.

Nine Months ended September 30, 2012 Compared to Same Period of 2011

•	Net sales increased 7.8% to $487.8 million. Comparable store sales were up 7.1%.
•	Gross profit margins increased 100 basis points to 52.4% from 51.4% as a percent of sales.
•
Selling, general and administrative costs as a percent of sales decreased by 200 basis points.  The increase in dollars of $8.4 million was largely due to variable selling costs such as commissions and third party credit costs that stemmed from the $35.2 million increase in sales, as well as increased compensation.

Expectations and Other

•	Gross profit margins for the fourth quarter of 2012 are expected to be similar to the third quarter rate of 52.5%.

NEWS RELEASE – OCTOBER 31, 2012 Page 2

•
Selling, general and administrative costs for the fourth quarter of 2012 are estimated to be higher than in the third quarter in dollars but lower as a percent of sales.  Fixed and discretionary type expenses are expected to increase approximately $0.5 million from the third quarter level to $55.0 million and variable costs are estimated to be 17.8% of total sales.

•
Selling square footage is estimated to increase 2.5% in 2012 based on:  the opening of a new store in Baltimore, MD in the second quarter, entering the Midland, TX market early in the third quarter, opening a new location in the Dallas market in Allen, TX, and replacing a store in the Atlanta market with a new store in McDonough, GA in the fourth quarter.  Selling square footage in 2013 is expected to be flat or slightly down.

•	Cash flow from operations for the nine months ended September 30, 2012 was $48.3 million.
•	Cash at the end of the third quarter of 2012 totaled $75.0 million. There is no funded debt and the $50.0 million credit facility was not used.
•	Capital expenditures are expected to be approximately $25.0 million for 2012 and $20.0 million for 2013 as store upgrades continue.
•
For the fourth quarter to date our written business has trended up by 16.7% in total and approximately 14.5% on a comparable store basis.  This compares to October last year when our total written business was down approximately 1.7%.  The increase for the full fourth quarter delivered sales will likely be three to five percentage points less than the written sales growth as is typical during an acceleration trend.

NEWS RELEASE – OCTOBER 31, 2012 Page 3

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, except per share data – Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Net sales	$172,677	$155,379	$487,766	$452,644
Cost of goods sold	82,004	74,941	232,002	219,849
Gross profit	90,673	80,438	255,764	232,795
Credit service charges	69	109	216	362
Gross profit and other revenue	90,742	80,547	255,980	233,157

Expenses:
Selling, general and administrative	85,082	80,445	242,728	234,282
Interest, net	154	177	473	576
Provision for doubtful accounts	30	23	101	124
Other (income) expense, net	(160)	(185)	(745)	(368)
	85,106	80,460	242,557	234,614

Income (loss) before income taxes	5,636	87	13,423	(1,457)
Income tax expense (benefit)	2,322	(31)	5,291	37
Net income (loss)	$3,314	$118	$8,132	$(1,494)

Basic earnings (loss) per share:
Common Stock	$0.15	$0.01	$0.37	$(0.07)
Class A Common Stock	$0.14	$0.01	$0.35	$(0.07)

Diluted earnings (loss) per share:
Common Stock	$0.15	$0.01	$0.36	$(0.07)
Class A Common Stock	$0.14	$0.01	$0.35	$(0.07)

Basic weighted average shares outstanding:
Common Stock	19,163	18,666	19,018	18,600
Class A Common Stock	2,887	3,283	2,986	3,309

Diluted weighted average shares outstanding:
Common Stock	22,371	22,162	22,319	18,600
Class A Common Stock	2,887	3,283	2,986	3,309

Cash dividend per common share:
Common Stock	$0.0400	$—	$0.0800	$—
Class A Common Stock	$0.0375	$—	$0.0750	$—

NEWS RELEASE – OCTOBER 31, 2012 Page 4

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands - Unaudited)

	September 30, 2012	December 31, 2011	September 30, 2011
	(Unaudited)		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$75,026	$49,585	$66,485
Restricted cash and cash equivalents	7,011	6,813	6,812
Accounts receivable	9,564	11,451	11,082
Inventories	84,530	93,713	81,637
Prepaid expenses	9,762	11,195	9,210
Other current assets	5,509	4,918	3,718
Total current assets	191,402	177,675	178,944

Accounts receivable, long-term	529	449	478
Property and equipment	187,033	179,333	176,448
Deferred income taxes	23,526	22,681	11,672
Other assets	3,908	4,962	5,239
Total assets	$406,398	$385,100	$372,781

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$18,490	$18,233	$17,707
Customer deposits	21,676	14,572	19,921
Accrued liabilities	39,107	32,171	30,351
Deferred income taxes	6,996	6,635	6,976
Current portion of lease obligations	819	762	550
Total current liabilities	87,088	72,373	75,505

Lease obligations, less current portion	12,447	12,284	8,158
Other liabilities	34,442	37,774	34,693
Commitments	—	—	—
Total liabilities	133,977	122,431	118,356

Stockholders’ equity	272,421	262,669	254,425
Total liabilities and stockholders’ equity	$406,398	$385,100	$372,781

NEWS RELEASE – OCTOBER 31, 2012 Page 5

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands – Unaudited)

	Nine Months Ended September 30,
	2012	2011
Cash Flows from Operating Activities:
Net income (loss)	$8,132	$(1,494)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	14,334	13,542
Share-based compensation expense	1,944	1,569
Provision for doubtful accounts	101	124
Other	534	116
Changes in operating assets and liabilities:
Accounts receivable	1,706	2,682
Inventories	8,914	10,301
Customer deposits	7,104	6,336
Other assets and liabilities	(1,647)	(1,679)
Accounts payable and accrued liabilities	7,193	(1,387)
Net cash provided by operating activities	48,315	30,110

Cash Flows from Investing Activities:
Capital expenditures	(20,166)	(14,480)
Restricted cash and cash equivalents	(198)	(6,812)
Other	442	155
Net cash used in investing activities	(19,922)	(21,137)

Cash Flows from Financing Activities:
Payments on lease obligations	(553)	(391)
Dividends paid	(1,750)	—
Treasury stock acquired	(218)	—
Proceeds from exercise of stock options	84	270
Other financing activities	(515)	(412)
Net cash used in financing activities	(2,952)	(533)
Increase in cash and cash equivalents during the period	25,441	8,440
Cash and cash equivalents at beginning of period	49,585	58,045
Cash and cash equivalents at end of period	$75,026	$66,485

NEWS RELEASE – OCTOBER 31, 2012 Page 6

We report our earnings per share using the two-class method.  The income or loss per share for each class of common stock is calculated assuming 100% of our earnings or losses are distributed as dividends to each class of common stock based on their contractual rights.

The Common Stock of the Company has a preferential dividend rate of at least 105% of the dividend paid on the Class A Common Stock. The Class A Common Stock, which has ten votes per share as opposed to one vote per share for the Common Stock (on all matters other than the election of directors), may be converted at any time on a one-for-one basis into Common Stock at the option of the holder of the Class A Common Stock.

The following is a reconciliation of the earnings (loss) and number of shares used in calculating the diluted earnings (loss) per share for Common Stock and Class A Common Stock (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Numerator:
Common:
Distributed earnings	$766	$—	$1,528	$—
Undistributed earnings (loss)	2,134	101	5,552	(1,277)
Basic	2,900	101	7,080	(1,277)
Class A Common earnings (loss)	414	17	1,052	—
Diluted	$3,314	118	$8,132	(1,277)

Class A Common:
Distributed earnings	$108	$—	$222	$—
Undistributed earnings (loss)	306	17	830	(217)
	$414	$17	$1,052	$(217)

Denominator:
Common:
Weighted average shares outstanding - basic	19,163	18,666	19,018	18,600
Assumed conversion of Class A Common Stock	2,887	2,383	2,986	—
Dilutive options, awards and common stock equivalents	321	213	315	—

Total weighted-average diluted Common Stock	22,371	22,162	22,319	18,600

Class A Common:
Weighted average shares outstanding	2,887	3,283	2,986	3,309

Antidilutive shares excluded from the denominator due to options’ exercise prices being greater than the average market price	291	788	292	797

NEWS RELEASE – OCTOBER 31, 2012 Page 7

Also excluded from the denominator for the nine months ended September 30, 2011, because of the net loss for that period, is the assumed conversion of the Class A Common Stock and approximately 226,000 shares for dilutive options, awards and common stock equivalents.

About Havertys

Havertys, established in 1885, is a full-service home furnishings retailer with 121 showrooms in 17 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges.  Additional information is available on the company’s website at www.havertys.com

News releases include forward-looking statements, which are subject to risks and uncertainties.  Factors that might cause actual results to differ materially from future results expressed or implied by such forward-looking statements include, but are not limited to, general economic conditions, the consumer spending environment for large ticket items, competition in the retail furniture industry and other uncertainties detailed from time to time in the company’s reports filed with the SEC.

Conference Call Information

The company will sponsor a conference call Thursday, November 1, 2012 at 10:00 a.m. Eastern Daylight Time to review its results.  Listen-only access to the call is available via the web at www.havertys.com (For Investors) and at www.streetevents.com (Individual Investor Center), both live and for a limited time, on a replay basis.

Contact:
Haverty Furniture Companies, Inc., 404-443-2900
Dennis L. Fink
EVP & CFO
Jenny Hill Parker
SVP, Finance, Secretary and Treasurer

SOURCE:  Haverty Furniture Companies, Inc.